Exhibit 99.1

News Release

Allin Corporation 381 Mansfield Avenue Suite 400 Pittsburgh, Pennsylvania 15220-2751	Telephone: (412) 928-2022 Telefax: (412) 928-0225

Allin Corporation Announces First Quarter Results

Wednesday, May 4, 2005

For Release at 4:30 PM EDT

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), an information technology consulting company, today announced financial results for the three months ended March 31, 2005.

Revenue for the three months ended March 31, 2005 was $3.1 million compared to $3.4 million for the three months ended March 31, 2004. The Company recorded a net loss attributable to common shareholders for the three-month period ended March 31, 2005 of $361,000 ($0.05 per share), compared to net income attributable to common shareholders of $1,000 ($0.00 per share) for the same period of the prior year.

Commenting on the financial results for the quarter, Rich Talarico, Allin’s chief executive officer, stated, “We were able to close three acquisitions in our Business Process Practice Area during the fourth quarter of 2004 and first quarter of 2005. These acquisitions coupled with strong growth in our Collaborative Solutions Practice Area enabled the Company to record a nearly 13% increase in consulting services revenue comparing the first quarter of 2005 with the same period of the prior year. With the exception of the acquisition of Jimary Business Systems, which we announced in December 2004, the transactions included the acquisition of client lists and required minimal initial capital investment by the Company. We are encouraged by the progress we have made in consolidating and managing the acquired client lists. The Business Process Practice Area recorded growth in excess of 500% comparing the first quarter of 2005 with the first quarter of 2004 and sequential quarter growth of nearly 48% comparing the first quarter of 2005 with the fourth quarter of 2004.”

Mr. Talarico continued, “Despite the increase in consulting services revenue, the Company was not able to record revenue growth on a consolidated basis for the first quarter of 2005. The growth in consulting services was offset by a substantial decline in integration services revenue as there are a limited number of new ships being built for our clients in the cruise industry during 2005, which has reduced the Company’s backlog for interactive television implementations. The Company’s bottom line performance was also negatively affected by lower utilization rates for our technical resources.”

Revenue for the three-month period ended March 31, 2005 decreased 8% compared to the same period of the prior year. Consulting services revenue grew 13% comparing the first quarter of 2005 with the first quarter of 2004. Approximately 9% of the increase in consulting services revenue was related to the acquisitions completed during the fourth quarter of 2004 and the first quarter of 2005. Within the consulting services category, the Business Process and Collaborative Solutions Practice Areas recorded strong revenue growth of 512% and 35%, respectively, comparing the first quarter of 2005 with the first quarter of 2004. For the first quarter of 2005, the Technology Infrastructure Practice Area recorded a 26% decline in revenue compared to a strong first quarter of 2004 that was driven by pent-up demand for services related to network architecture and server and storage upgrades. Consulting services revenue in the Interactive Media Practice Area was also lower, declining 6% comparing the first quarter of 2005 with the first quarter of 2004.

Integration services revenue declined substantially comparing the first quarter of 2005 with the first quarter of 2004, while Information System Product Sales revenue grew 153% comparing the same periods. The growth in Information System Product Sales was anticipated due to the increased revenue in the Business Process Practice Area as the Company resells Microsoft Business Solutions software in association with its Business Process services. The decline in Integration services revenue was consistent with the limited number of new ships being built for the Company’s clients in the cruise industry.

The Company’s gross margin percentage improved during the first quarter of 2005 such that an 8% decline in revenue was reduced to a 2% decline in gross margin dollars. Gross margin improved from 53.6% for the quarter ended March 31, 2004 to 57.3% for the quarter ended March 31, 2005. The improvement was driven by improved margins in the Business Process, Collaborative Solutions and Interactive Media Practice Areas due to higher average bill rates and by client acceptance for two fixed price projects that enabled the Company to earn the remaining revenue without incurring significant additional cost of sales.

The Company’s selling, general and administrative expenses increased by 20% comparing the quarter ended March 31, 2005 with the quarter ended March 31, 2004. The increase was directly attributable to increased technical head count and lower average utilization rates for the technical staff. The lower utilization rates increase selling, general and administrative expense as less of the technical staff’s compensation is charged to cost of sales. Utilization rates were low in the Interactive Media Practice Area due to the fact that the Company did not perform the major portion of any interactive television implementation during the quarter. Utilization rates in the Business Process Practice Area were affected by the three acquisitions completed during the fourth quarter of 2004 and the first quarter of 2005. With the exception of the Jimary Business Systems transaction, the acquisitions did not include technical staff. While the consolidation of the client lists has proceeded, during the first quarter of 2005, the Company has been recruiting technical personnel to develop and implement solutions for the contracted business. The Company expects utilization rates in both the Interactive Media and Business Process Practice Areas to improve during the second quarter.

Comparing the quarter ended March 31, 2005 with the quarter ended March 31, 2004, the improvement in gross margin percentage was not sufficient to compensate for the lower revenue coupled with the higher selling, general and administrative expenses causing the Company to incur the announced net loss attributable to common shareholders.

About Allin Corporation

Allin Corporation is a leading provider of Microsoft-focused information technology and interactive-media based services. The Company designs, develops and deploys enterprise-quality platforms, systems and applications that provide its clients with the agility necessary to compete in today’s fast-paced business climate. The Company’s operations center on four practice areas: Technology Infrastructure, Collaborative Solutions, Business Process and Interactive Media. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. Allin delivers these services through the trade names Allin Consulting and Allin Interactive. The Company maintains offices in Pittsburgh, Pennsylvania, Ft. Lauderdale, Florida and San Jose and Walnut Creek, California. Please visit the Company’s recently redesigned Internet site on the World Wide Web at http://www.allin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “are encouraged,” “expects” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, a limited backlog, the Company’s ability to expand its markets, limited financial resources, dependence on key personnel and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended March 31, 2005 and 2004, presented below, have been derived from the consolidated financial statements of the Company for 2005 and 2004.

	Three Months Ended
	March 31, 2005	March 31, 2004
	Unaudited	Unaudited
Revenue
Consulting services	$2,448	$2,173
Integration services	152	903
Outsourced services	160	162
Information system product sales	248	98
Other Services	67	20

Total Revenue	3,075	3,356

Cost of sales	1,313	1,557

Gross profit	1,762	1,799

Selling, general & administrative	1,863	1,568
(Gain) on impairment or disposal of assets	-0-	(9)
Depreciation & amortization	65	46

Total operating expenses	1,928	1,605

(Loss) income from operations	(166)	194
Interest expense, net	8	9

(Loss) income before provision for income taxes	(174)	185
Provision for income taxes	-0-	3

Net (loss) income	(174)	182
Dividends and accretion on preferred stock	187	181

Net (loss) income attributable to common shareholders	$(361)	$1

Net (loss) earnings per common share – basic and diluted	$(0.05)	$0.00

Weighted average shares outstanding – basic	6,967,339	6,967,339

Weighted average shares outstanding – diluted	6,967,339	6,991,014

	March 31, 2005	December 31, 2004
	Unaudited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$2,356	$3,091
Other Current Assets	3,421	3,372

Total Current Assets	5,777	6,463
Other Assets, net	2,266	2,288

Total Assets	$8,043	$8,751

Current Liabilities:
Bank Line of Credit	-0-	-0-
Other Current Liabilities	2,514	2,962
Other Liabilities	2,493	2,397
Shareholder’s Equity	3,036	3,392

Total Liabilities and Shareholder’s Equity	$8,043	$8,751